                                                                    Exhibit 99.4

                                          January 26, 2001

Board of Directors
Community Bank System Inc.
5790 Widewaters Parkway
DeWitt, New York 13214

   I hereby consent to serve on the Board of Directors of Community Bank System, Inc. ("Community Bank System") following the merger of Community Bank System and First Liberty Bank Corp. and to the reference in the Registration Statement on Form S-4 to be filed by Community Bank System in connection with the merger of First Liberty Bank Corp. with and into Community Bank System, stating that I will serve as such director pursuant to the terms therein.

                                          /s/ Peter A. Sabia

                                          Peter A. Sabia